                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           ADOBE SYSTEMS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                           ADOBE SYSTEMS INCORPORATED
                                345 PARK AVENUE
                        SAN JOSE, CALIFORNIA 95110-2704

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 8, 1998

TO THE STOCKHOLDERS OF ADOBE SYSTEMS INCORPORATED:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Adobe Systems Incorporated, a Delaware corporation (the "Company"), will be held on April 8, 1998, at 1:30 p.m., local time, in the Regent Room at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113 for the following purposes:

    1. To elect three (3) Class I directors of the Company to serve for a two-year term.

    2. To approve the Company's Amended 1994 Performance and Restricted Stock Plan (the "Performance Plan"), including an increase of 500,000 in the number of shares reserved for issuance under the Performance Plan and increases in the per-participant annual limits from 50,000 shares to 200,000 shares and from $2,500,000 to $10,000,000. WHILE THE BOARD OF DIRECTORS DOES NOT EXPECT TARGET AWARDS UNDER THE PERFORMANCE PLAN TO APPROACH THESE LIMITS, IT IS POSSIBLE THAT MAXIMUM PAYOUTS TO PARTICIPANTS, WHICH WOULD BE MADE ONLY IF THE COMPANY SIGNIFICANTLY EXCEEDS ITS TARGET CRITERIA, COULD APPROACH THESE INCREASED LIMITS IN FUTURE YEARS. THE COMPANY EXPECTS THAT THE SHARE INCREASE WILL BE ADEQUATE TO COVER THE ISSUANCE OF PERFORMANCE AND/OR RESTRICTED SHARES OVER A TWO-YEAR PERIOD, AND THAT THE POTENTIAL DILUTIVE EFFECT OF THE SALE OF ADDITIONAL SHARES UNDER THE PERFORMANCE PLAN WILL BE OFFSET BY THE COMPANY'S STOCK REPURCHASE PROGRAM CURRENTLY IN EFFECT.

    3. To ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants of the Company for the fiscal year ending November 27, 1998.

    4.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on February 16, 1998 are entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located at 345 Park Avenue, San Jose, California.

                                          By Order of the Board of Directors

                                          /s/ COLLEEN M. POULIOT

                                          Colleen M. Pouliot
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          & SECRETARY

San Jose, California
March 4, 1998

IMPORTANT: PLEASE FILL-IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                           ADOBE SYSTEMS INCORPORATED

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 8, 1998

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
INFORMATION CONCERNING SOLICITATION AND VOTING.............................................................          1
PROPOSAL ONE--ELECTION OF DIRECTORS........................................................................          2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          6
EXECUTIVE COMPENSATION.....................................................................................          8
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE.............................................................         15
DIRECTOR COMPENSATION......................................................................................         18
PERFORMANCE GRAPH..........................................................................................         19
PROPOSAL TWO--APPROVAL OF THE AMENDED 1994 PERFORMANCE AND RESTRICTED STOCK PLAN...........................         20
PROPOSAL THREE--RATIFICATION OF APPOINTMENT OF AUDITORS....................................................         23
OTHER BUSINESS.............................................................................................         23
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING...............................................         24

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           ADOBE SYSTEMS INCORPORATED

                            ------------------------

    The accompanying proxy is solicited by the Management of Adobe Systems Incorporated (the "Company") for use at its Annual Meeting of Stockholders to be held on April 8, 1998, in the Regent Room at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113, at 1:30 p.m., local time, or at any adjournment or postponement of the meeting, for the purposes described below and in the accompanying Notice of Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The principal executive offices of the Company are at 345 Park Avenue, PO Box 2704, San Jose, California 95110-2704. The Company's telephone number at that location is (408) 536-6000. The date of this Proxy Statement is March 4, 1998, the approximate date on which these proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended November 28, 1997, including financial statements, were first sent or given to stockholders entitled to vote at the meeting.

    This solicitation of proxies is made on behalf of the Management of the Company and the associated cost will be borne by the Company. The Company has engaged Kissel-Blake Inc. to assist in the solicitation of proxies for the meeting. The Company will pay $7,000 in fees for Kissel-Blake's services and will reimburse Kissel-Blake for reasonable out-of-pocket expenses.

    In addition to solicitation by mail and by Kissel-Blake, Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone, telegram, facsimile or electronic mail. No additional compensation will be paid to directors, officers or other regular employees for such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses they incur.

RECORD DATE, VOTING AND REVOCABILITY OF PROXIES

    The Company had outstanding on February 16, 1998 (the "Record Date"), 66,347,711 shares of Common Stock, $.0001 par value, all of which are entitled to vote on all matters to be acted upon at the meeting. The Company's Bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for transaction of business. Each stockholder is entitled to one vote for each share held on the Record Date. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described.

    For the election of directors, a plurality of the votes present and entitled to vote is required for approval if a quorum is present. The affirmative vote of a majority of the votes cast at the meeting is required for approval of Proposals 2 and 3 being submitted to the stockholders for their consideration. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares represented at the meeting for purposes of determining the presence of a quorum. Each is tabulated separately. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with the Secretary of the Company a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Board has nominated Messrs. Geschke, Hambrecht and Yocam to serve as Class I directors of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the Proxies will be voted for the election of such other persons for the office of director as Management may recommend in the place of such nominee.

    THE BOARD RECOMMENDS VOTING "FOR" THE THREE NOMINEES LISTED BELOW.

INFORMATION REGARDING NOMINEES

    The Company's Bylaws provide that the authorized number of directors shall be fixed in accordance with the Company's Certificate of Incorporation. The Company's Certificate of Incorporation states that the number of directors constituting the Board of Directors shall be fixed by the Board of Directors. Accordingly, the Board of Directors has fixed the current number at seven. The Company's Bylaws provide that the directors shall be divided into two classes, with the classes of directors serving staggered, two-year terms.

    Vacancies on the Board resulting from any cause, and any newly created directorships resulting from any increase in the number of directors, shall be filled by a majority of the remaining directors, unless the Board of Directors determines that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by law.

    All directors, including directors elected by the Board of Directors to fill vacancies, shall hold office until the expiration of the term for which elected and until their successors are elected and qualified, except in the case of death, resignation or removal of any director.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as Management may propose. Each person nominated for election has agreed to serve if elected and Management has no reason to believe that any nominee will be unable to serve.

    Each nominee for election as a Class I director is currently a director of the Company who was previously elected by the stockholders. The three Class I directors to be elected at the 1998 Annual Meeting will hold office until the 2000 Annual Meeting and until their successors have been elected and qualified, or until such director's earlier death, resignation or removal.

    The following tables set forth the name and age of each nominee and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years, and the year each began serving as a director of the Company:

    NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A TERM EXPIRING IN 2000:

                                                     PRINCIPAL OCCUPATION
          NAME                                    DURING THE PAST FIVE YEARS                              AGE        YEAR
-------------------------  -------------------------------------------------------------------------      ---      ---------
Charles M. Geschke         Dr. Geschke was a founder of the Company and has been its President since          58        1982
                           April 1989. In September 1997, Dr. Geschke assumed the position of
                           Chairman of the Board, sharing that office with John E. Warnock. He was
                           Chief Operating Officer from December 1986 until July 1994. Dr. Geschke received a Ph.D. in computer science from Carnegie Mellon University. Dr.
                           Geschke is a director of Rambus Incorporated.

William R. Hambrecht       Mr. Hambrecht retired from his position as Chairman of Hambrecht & Quist           61        1982
                           Group and its principal subsidiary, Hambrecht & Quist LLC, effective
                           January 1, 1998. He had served as an officer, director or principal of those entities or their predecessors since he and the late George Quist co-founded Hambrecht & Quist in 1968. He holds a BA degree from Princeton
                           University.

Delbert W. Yocam           Mr. Yocam is Chairman of the Board and Chief Executive Officer of Borland          54        1991
                           International, Inc. Prior to joining Borland, Mr. Yocam was an independent consultant from November 1994 through November 1996. From
                           September 1992 until November 1994, he served as President, Chief
                           Operating Officer and a director of Tektronix, Inc. Mr. Yocam is also a director of Hollywood Park, Inc., Raster Graphics, Inc., Xircom, Inc.,
                           and several privately-held technology companies. Mr. Yocam received a BA degree in Business Administration from California State University,
                           Fullerton, and an MBA from California State University, Long Beach.

                                 INCUMBENT CLASS II DIRECTORS WITH TERMS EXPIRING IN 1999:

John E. Warnock            Dr. Warnock was a founder of the Company and has been its Chairman of the          57        1982
                           Board since April 1989. Beginning September 1997, he shares the position of Chairman of the Board with Dr. Geschke. He has been Chief Executive
                           Officer since 1982. Dr. Warnock received a Ph.D. in electrical engineering from the University of Utah. He is a director of Evans &
                           Sutherland Computer Corporation, Netscape Communications Corporation, and
                           Redbrick Systems.

Gene P. Carter             Mr. Carter has been a private investor since 1984. He is a director of             63        1994
                           Portable Energy Products, Inc., and is on the Board of Regents of the
                           Milwaukee School of Engineering. Mr. Carter received an Associates Degree in Applied Science, as well as an honorary doctorate degree in engineering, from the Milwaukee School of Engineering.

                                                     PRINCIPAL OCCUPATION
          NAME                                    DURING THE PAST FIVE YEARS                              AGE        YEAR
-------------------------  -------------------------------------------------------------------------      ---      ---------
Robert Sedgewick           Since 1985, Dr. Sedgewick has been a Professor of Computer Science at              51        1990
                           Princeton University, where he was the founding Chairman of the
                           Department of Computer Science from 1985 to 1994. He is the author of a widely used series of textbooks on algorithms. Dr. Sedgewick holds a
                           Ph.D. in computer science from Stanford University.

William J. Spencer         Dr. Spencer served as President and Chief Executive Officer of SEMATECH            67        1992
                           from October 1990 to April 1997. He was appointed Chairman of the Board of SEMATECH in August 1996, a position he still holds. Dr. Spencer is a director of CNRI, SRI International and ICA. Dr. Spencer received a Ph.D.
                           in physics from Kansas State University.

BOARD AND COMMITTEE MEETINGS

    The following table sets forth the Committees of the Board of Directors, the members of each Committee and the number of meetings held by the Board and the
Committees:

                               MEMBERSHIP ROSTER

                                                                                           EXECUTIVE
                           NAME                                 BOARD        AUDIT       COMPENSATION       INVESTMENT
-----------------------------------------------------------  -----------     -----     -----------------  ---------------
Dr. Warnock................................................           x
Dr. Geschke................................................           x
Mr. Carter.................................................           x                            x                 x
Mr. Hambrecht..............................................           x                            x
Dr. Sedgewick..............................................           x            x               x                 x
Dr. Spencer................................................           x            x                                 x
Mr. Yocam..................................................           x                            x                 x
Number of meetings held in 1997............................          11            1               6                 4

                                                               EMPLOYEE
                           NAME                                  GRANT
-----------------------------------------------------------  -------------
Dr. Warnock................................................            x
Dr. Geschke................................................            x
Mr. Carter.................................................
Mr. Hambrecht..............................................
Dr. Sedgewick..............................................
Dr. Spencer................................................
Mr. Yocam..................................................
Number of meetings held in 1997............................           0*

------------------------

* The Employee Grant Committee did not hold any meetings during fiscal 1997. Instead, all actions by the Employee Grant Committee were taken by Unanimous Written Consent.

    All directors attended at least 75% of the aggregate of the meetings of the Board and all committees of the Board of which they were members. The Company does not have a nominating committee nor any committee performing such functions.

    The Audit Committee meets with the Company's independent auditors at least annually and reviews and approves (i) the scope of the audit performed by the Company's independent public accountants and (ii) the Company's accounting principles and internal accounting controls. All members of the Audit Committee are non-employee directors.

    The Executive Compensation Committee is responsible for setting and administering the policies governing annual compensation of executive officers, including cash compensation and stock ownership programs. All members of the Executive Compensation Committee are non-employee directors.

    The Investment Committee evaluates the advisability of the Company's investing in outside-managed venture capital funds and direct investments by the Company, focusing on startup companies in businesses strategically related to the Company's markets and technology, and continues to monitor the performance of the investments. The Investment Committee also reviews and approves any transaction in excess of $1 million between the Company and any investee company.

    The Employee Grant Committee reviews and approves grants of options and restricted stock to non-officer employees under the Company's 1994 Stock Option Plan and the Amended 1994 Performance and Restricted Stock Plan, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As of January 23, 1998, there were outstanding 67,477,957 shares of the Company's Common Stock. Except as set forth in the footnotes to the table, the following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of January 23, 1998: (a) by each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (b) by the Chief Executive Officer of the Company; (c) by each of the executive officers named in the Summary Compensation Table; (d) by each director of the Company; and (e) by all executive officers and directors of the Company as a group.

                                                                       AMOUNT AND NATURE OF
                                                                            BENEFICIAL           PERCENT OF COMMON
                               NAME                                      OWNERSHIP(1)(2)         STOCK OUTSTANDING
-------------------------------------------------------------------  ------------------------  ---------------------
PRIMECAP Management Company........................................           6,685,085(3)                 9.9%
  225 South Lake Ave., Suite 400
  Pasadena, CA 91101-3005
John E. Warnock....................................................             936,112(4)                 1.4%
Charles M. Geschke.................................................             607,003(5)                   *
David B. Pratt.....................................................             323,705(6)                   *
P. Jackson Bell....................................................              34,912(7)                   *
Ross A. Bott.......................................................              32,594(8)                   *
William R. Hambrecht...............................................              95,984(9)                   *
Robert Sedgewick...................................................              38,700(10)                  *
William J. Spencer.................................................              40,000(11)                  *
Delbert W. Yocam...................................................              23,125(12)                  *
Gene P. Carter.....................................................              96,104(13)                  *
All directors and executive officers                                          2,142,102(14)                3.1%
  as a group (18 persons)..........................................

------------------------

*   Less than 1%.

(1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) As to any shares issuable upon exercise of outstanding options identified in the footnotes to this table, those options exercisable on January 23, 1998 or within 60 days thereafter are included.

(3) Of the shares attributed to PRIMECAP Management Company, it has sole voting and dispositive power over all shares. These shares include 5,190,000 shares attributed to Vanguard/PRIMECAP Fund, Inc., which has sole voting power and shared dispositive power over all 5,190,000 shares. This information was provided in a representation to the Company and pursuant to Schedules 13G and is current as of December 31, 1997.

(4) Of the shares attributed to Dr. Warnock, 8,400 shares are held in trusts for the benefit of his children; Dr. Warnock shares voting and investment power over these trusts with his spouse and Charles M. Geschke. Includes 59,929 shares issuable upon exercise of outstanding options.

(5) Of the shares attributed to Dr. Geschke, 3,870 are held in trusts for the benefit of his children, and 800 shares are held by Dr. Geschke's father; Dr. Geschke and his spouse share voting and investment power over the childrens' trusts. Dr. Geschke disclaims beneficial ownership of the shares held in his childrens' trusts and the shares held by his father. In addition, 404,190 shares are held in the name of the Geschke Family Trust dated 9/25/87, over which Dr. Geschke shares voting and investment power with his spouse. Includes 87,349 shares issuable upon exercise of outstanding options.

(6) Of the shares attributable to Mr. Pratt, 2,909 are held in a living trust over which Mr. Pratt shares voting and investment power with his spouse. Includes 308,680 shares issuable upon exercise of outstanding options.

(7)  Includes 34,193 shares issuable upon exercise of outstanding options.

(8)  Includes 21,875 shares issuable upon exercise of outstanding options.

(9)  Includes 80,000 shares issuable upon exercise of outstanding options.

(10) Includes 37,500 shares issuable upon exercise of outstanding options.

(11) Consists entirely of 40,000 shares issuable upon exercise of outstanding options.

(12) Consists entirely of 23,125 shares issuable upon exercise of outstanding options.

(13) Includes 83,504 shares held by the Carter Family Trust over which Mr. Carter shares voting and investment power with his spouse. Includes 10,000 shares issuable upon exercise of outstanding options.

(14) Includes 616,630 shares issuable upon exercise of outstanding options. Does not include shares held by Mr. Pratt, who is no longer an executive officer of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides information concerning the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers"), for the fiscal years ended December 1, 1995, November 29, 1996 and November 28, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                           --------------------------------------
                                                                                   AWARDS
                                                                           -----------------------     PAYOUTS
                                               ANNUAL COMPENSATION         RESTRICTED  SECURITIES   -------------
                                        ---------------------------------    STOCK     UNDERLYING       LTIP         ALL OTHER
                                                                 BONUS      AWARD(S)     OPTION/       PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR     SALARY ($)    ($)(1)      ($)(2)     SARS (#)       ($)(3)         ($)(4)
--------------------------------------  ---------  ----------  ----------  ----------  -----------  -------------  -------------
John E. Warnock.......................       1997  $  489,518  $  403,313           0      94,350             0     $   369,965
  Chairman of the Board                      1996     428,592     209,519           0      27,800             0          27,403
  and Chief Executive                        1995     375,014     293,308           0      42,000             0          44,572
  Officer

Charles M. Geschke....................       1997     489,518     403,313           0      94,200             0         342,108
  Chairman of the Board                      1996     428,592     209,519           0      27,800             0          27,939
  and President                              1995     375,014     293,308           0      42,000             0          45,530

David B. Pratt (5)....................       1997     349,513     223,426           0      78,500             0       2,215,312
  Executive Vice President                   1996     301,637     119,067           0      11,040             0          25,930
  and Chief Operating                        1995     271,010     168,272  $  107,500      25,000             0          44,797
  Officer

P. Jackson Bell (6)...................       1997     334,512     236,654           0     100,000             0         151,679
  Executive Vice President,                  1996      43,271           0           0           0             0               0
  Chief Financial Officer and Chief
  Administrative Officer

Ross A. Bott (7)......................       1997     269,000     164,779     393,750      75,000             0          28,944
  Executive Vice President,
  Product Divisions

------------------------

Notes:

(1) Some of the amounts shown in this column reflect payments under the Company's Profit Sharing Plan in which all employees of the Company participate.

(2) For the Named Executive Officers, the aggregate number of restricted stock holdings at the end of fiscal 1997 was 10,000 shares; the closing price of the Company's Common Stock at November 28, 1997, the fiscal year-end, was $42.00/share for an aggregated value of $420,000. During fiscal 1997, Mr. Bott was the only Named Executive Officer awarded restricted stock.

     Mr. Pratt's award was granted on May 10, 1995 and fully vested on September 1, 1995. Mr. Bott's award was granted December 23, 1996 and fully vested on January 2, 1998.

     The holders of restricted stock are entitled to the same dividend that the Company pays on its outstanding Common Stock.

(3) The first three-year performance cycle period (fiscal years 1995-1997) of the Company's 1994 Performance and Restricted Stock Plan (the "Restated Performance Plan") was completed at the end of fiscal 1997. Pursuant to the Restated Performance Plan, the Company has the option to pay out in either cash or stock. The Company chose to pay out in cash for the first three-year performance cycle period. However, the cash payouts were made during fiscal 1998 and therefore, pursuant to the Securities and Exchange Commission ("SEC") rules, are included in the column "All Other Compensation" (see Note 4(f), below).

(4) The amounts disclosed in this column for fiscal 1997 include compensation as follows, including payments by the Company on behalf of the Named Executive Officers as described in items (a), (c), (d) and (e), and deemed compensation as described in items (b) and (h):

    (a) Life insurance premiums in the following amounts: Dr. Warnock, $13,630; Dr. Geschke, $14,235; Mr. Pratt, $14,235; Mr. Bell, $15,390; and Mr.
       Bott, $10,580.

    (b) The dollar value of the remainder of the life insurance premiums as follows: Dr. Warnock, $12,431; Dr. Geschke, $12,930; Mr. Pratt, $12,930; Mr. Bell, $14,832; and Mr. Bott, $10,311.

    (c) Disability insurance premiums in the following amounts: Dr. Warnock, $11,352; Dr. Geschke, $11,454; Mr. Pratt, $9,445; Mr. Bell, $8,589; and
       Mr. Bott, $5,678.

    (d) Company contributions under the Company's 401(k) Plan in the following amounts: Dr. Warnock, $4,615; Dr. Geschke, $4,615; Mr. Pratt, $4,615; Mr. Bell, $4,615; and Mr. Bott, $2,375.

    (e) Physical examinations for Dr. Geschke, $937 and Mr. Pratt, $680.

    (f) Performance Plan payouts for the three-year performance period ending in fiscal 1997 (cycle period 1995-1997) but actually paid in fiscal 1998, as follows: Dr. Warnock, $147,514; Dr. Geschke, $147,514; and Mr. Pratt, $82,566. Mr. Pratt's amount also includes pro rata Performance Plan payouts for the three-year performance periods ending in fiscal 1998 (cycle period 1996-1998), $199,187 and fiscal 1999 (cycle period 1997-1999), $287,401, pursuant to the terms of his Resignation Agreement. See also Note 3, above and Note 5, below.

    (g) See Note 5, below.

    (h) Deemed compensation recognized by the Named Executive Officers pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), Section 83(b) elections made in connection with their respective partnership interests in Adobe Incentive Partners, as follows: Dr. Warnock, $180,423; Dr. Geschke, $150,423; Mr. Pratt, $108,253; and Mr. Bell, $108,252. See
       "Report of the Executive Compensation Committee--Long Term Compensation" below. Pursuant to the requirements of the Code, the amounts in this footnote are included in "All Other Compensation," but the individuals listed did not receive any actual cash payment or securities of any venture investment; instead, the amounts shown reflect the value of the partnership interest they received.

(5) Mr. Pratt resigned from the offices of Executive Vice President and Chief Operating Officer effective November 30, 1997. Mr. Pratt remained an employee of the Company through January 15, 1998. Pursuant to his Resignation Agreement (as described below under "Severance and Change-in-Control Arrangements"), Mr. Pratt received a lump sum cash payment of $1,496,000 (this figure is included in the column "All Other Compensation"). Please see "Severance and Change-in-Control Arrangements" for details regarding the computation of his severance payment.

(6)  Mr. Bell joined the Company on November 11, 1996.

(7)  Mr. Bott joined the Company on December 23, 1996.

STOCK OPTIONS

    The following table provides details regarding stock options granted to the Named Executive Officers in fiscal 1997 under the Company's 1994 Stock Option Plan. In addition, in accordance with the SEC rules, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                             -----------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                               NUMBER OF        % OF TOTAL                                AT ASSUMED ANNUAL RATES OF
                              SECURITIES       OPTIONS/SARS                                STOCK PRICE APPRECIATION
                              UNDERLYING        GRANTED TO       EXERCISE OR                  FOR OPTION TERM(3)
                             OPTIONS/SARS   EMPLOYEES IN FISCAL  BASE PRICE   EXPIRATION  --------------------------
NAME                         GRANTED(#)(1)         YEAR           ($/SH)(2)      DATE        5%($)         10%($)
---------------------------  -------------  -------------------  -----------  ----------  ------------  ------------
John E. Warnock............       94,200              3.92%       $   40.88     12/18/06  $  2,421,512  $  6,136,586
                                     150              0.01            41.38       6/4/05         2,963         7,097
Charles M. Geschke.........       94,200              3.92            40.88     12/18/06     2,421,512     6,136,586
David B. Pratt.............       78,500              3.27            40.88     12/18/06     2,017,926     5,113,822
P. Jackson Bell............      100,000              4.16            43.38      12/2/06     2,727,830     6,912,858
Ross A. Bott...............       75,000              3.12            38.63       1/2/07     1,821,829     4,616,873

------------------------

Notes:

(1) All options with a December 18, 2006 expiration date were granted December 18, 1996; vest in the amount of 2.08% per month for the first 24 months from the date of grant, and 4.17% per month for the next 12 months; and have a term of ten years. Pursuant to his Resignation Agreement, all of Mr. Pratt's options were fully vested and exercisable on January 15, 1998. On June 4, 1997, Dr. Warnock was granted an option for 150 shares in connection with a patent issued by the U.S. Patent and Trademark Office. This option also vests in the amount of 2.08% per month for the first 24 months from the date of grant, and 4.17% per month for the next 12 months, and has a term of eight years. Mr. Bell's option was granted December 2, 1996, and Mr. Bott's option was granted January 2, 1997. Messrs. Bell's and Bott's options vest 25% one year from the date of grant, then at the rate of 2.08% per month for the next 12 months and at the rate of 4.17% per month for the final twelve months, and have a term of ten years. All of the options permit withholding of shares to satisfy tax obligations upon exercise. The price of each option share, paid at the time of exercise, is the fair market value of a share of the Company's Common Stock on the date of grant, which was equal to the closing price per share of the Company's Common Stock as quoted on the Nasdaq National Market on such date. Subject to the Retention Agreement terms described in "Severance and Change-in-Control Arrangements" below, if the optionee terminates employment with the Company, his option term will change as follows:

    (a) if the termination is due to the optionee's normal retirement, death or disability, the exercise period is twelve months from such date; or

    (b) if the termination is due to the optionee's early retirement pursuant to an early retirement program, the exercise period is three months from the date of early retirement or such greater period as established pursuant to the early retirement program; or

    (c) if there is a transfer of control of the Company in which the Company is not the surviving corporation, and termination occurs within 24 months thereafter due to (i) constructive termination or (ii) any reason other than termination for cause, the exercise period is twelve months from the date on which the optionee's employment terminated, and the vesting of all options will accelerate such that all options will vest in full; or

    (d) if the termination is for cause, the option shall terminate and cease to be exercisable from the date of termination; or

    (e) if the termination is for any reason other than stated above, the exercise period is three months from the date of such termination.

(2) The exercise price may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) For all grants with an expiration date of December 18, 2006, the potential gain is calculated from the closing price of the Company's Common Stock on December 18, 1996, the date of grant to the Named Executive Officer.

    The potential gains on Dr. Warnock's patent grant are calculated from the closing price on June 4, 1997, the day his patent shares were granted.

    The potential gains on Mr. Bell's grant and Mr. Bott's grant are calculated from the closing price of the Company's Common Stock on December 2, 1996 and January 2, 1997, their respective dates of grant.

    For all of the grants, the potential gains represent certain assumed rates of appreciation only, as set by the SEC. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

    Using the same analysis, all holders of Common Stock as of the Company's fiscal year-end would potentially gain approximately $1.8 billion at 5%, and $4.5 billion at 10%, rates of stock price appreciation.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table shows stock options exercised by Named Executive Officers during fiscal 1997, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES       IN-THE- MONEY OPTIONS/SARS
                                                             UNDERLYING UNEXERCISED                  AT
                                 SHARES                     OPTIONS/SARS AT FY-END(#)           FY-END($)(1)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
John E. Warnock..............    410,664     $ 8,684,349      72,190        106,451      $   353,579     $236,634
Charles M. Geschke...........    357,499       7,284,982      70,182        106,319          317,028      236,551
David B. Pratt...............     10,000         268,750     228,989         79,691(2)     3,225,356      152,634
P. Jackson Bell..............          0               0      61,559        100,000                0            0
Ross A. Bott.................          0               0           0         75,000                0      253,125

------------------------

(1) Fiscal year ended November 28, 1997. The closing market price on that date for the Company's Common Stock was $42.00.

(2) Pursuant to his Resignation Agreement, all of Mr. Pratt's options became fully vested and exercisable on January 15, 1998.

LONG-TERM INCENTIVE PLAN

    In June 1994, the Company's Board of Directors adopted the 1994 Performance and Restricted Stock Plan, the Company's form of long-term incentive plan, which plan was subsequently approved by the Company's stockholders in August 1994; the Board has amended the plan as the Amended 1994 Performance and Restricted Stock Plan (the "Performance Plan") and has submitted the Performance Plan for stockholder approval. See "Proposal Two--Approval of the Amended 1994 Performance and Restricted Stock Plan." The Performance Plan is a compensation plan tied to corporate performance and measured by the achievement of financial goals.

    The Performance Plan has a three-year cycle. At the start of each three-year performance cycle, each participant is given a contingent award of a number of shares of the Company's Common Stock. The actual number of shares earned by the participant is determined based upon the Company meeting pre-defined performance objectives over the three-year performance period. The measures for the three-year performance periods consist of the Company's (i) compound annual revenue growth and (ii) operating margin. If the minimum targets for the first two measures are met, a third measure is used to modify the number of shares actually awarded, with the maximum number of shares possible for award as noted in the last column of the following chart. The third modifying measure for the first two performance periods (fiscal years 1995-1997 and 1996-1998) was based on the Company's stock price performance relative to the Hambrecht & Quist ("H&Q") Technology Index; for the fiscal year 1997-1999 performance period, the third modifying measure was based on the Company's return on equity relative to the H&Q Technology Index.

    Fiscal 1997 was the third fiscal year that Performance Plan contingent awards were granted, with the three-year cycle to be fiscal 1997 through fiscal 1999. The following table provides certain information with respect to awards during fiscal 1997 to the Named Executive Officers under the Performance Plan:

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                                   NUMBER OF      PERFORMANCE OR        NON-STOCK PRICE-BASED PLANS
                                                 SHARES, UNITS     OTHER PERIOD    -------------------------------------
                                                OR OTHER RIGHTS  UNTIL MATURATION    THRESHOLD     TARGET      MAXIMUM
NAME                                                  (#)           OR PAYOUT           (#)          (#)         (#)
----------------------------------------------  ---------------  ----------------  -------------  ---------  -----------
John E. Warnock...............................        24,000           FY97-FY99           150       24,000      50,000
Charles M. Geschke............................        24,000           FY97-FY99           150       24,000      50,000
David B. Pratt................................        20,000           FY97-FY99           125       20,000      50,000
P. Jackson Bell...............................        20,000           FY97-FY99           125       20,000      50,000
Ross A. Bott..................................             0                 N/A             0            0           0

SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

    In September 1997, the Company entered into Retention Agreements (the "Agreements") with its executive officers, superseding prior agreements and providing for certain cash payments in the event of termination of his or her employment following a change in control of the Company. Upon his employment with the Company in January 1998, the Company entered into a Retention Agreement with Frederick A. Snow, Executive Vice President, Worldwide Field Operations.

    For purposes of these Agreements, a "change in control" is defined as: (i) the beneficial ownership of 30% or more of the combined voting power of the Company by any person or entity; (ii) when Incumbent Directors (as defined in the Agreements) cease to constitute a majority of the Board of Directors; (iii) a merger or consolidation involving the Company or a subsidiary and the stockholders of the Company prior to such transaction own less than 50% of the combined voting power of the Company (or the resulting entity) after the transaction; (iv) the sale, liquidation or distribution of all or substantially all of the assets of the Company; or (iv) a "change in control" within the meaning of Section 280G of the Code. If, within two years after a change in control (the "Covered Period"), the executive's employment is terminated without Cause, or if the executive resigns for Good Reason or Disability (as defined in the Agreements) ("Involuntary Termination"), such executive officer will receive a cash severance payment as follows:

    (1) earned but unpaid salary and the cash equivalent for unused vacation time through the date of termination; plus, (2) pro rata portion of the annual bonus for the year in which termination occurs (calculated on the basis of the officer's target bonus and on the assumption that all performance targets have been or will be achieved); plus, (3) an amount equal to the product of (i) the sum of the officer's Reference Salary and Reference Bonus (as defined in the Agreements), multiplied by (ii) two plus one twelfth for each year of completed service with the Company (not in excess of twelve years) (the "Severance Multiple").

    For each of the Chief Executive Officer and the President, all outstanding options, performance grants, restricted stock awards and his partnership interest in Adobe Incentive Partners limited partnership (see "Report of the Executive Compensation Committee" for a description of the Adobe Incentive Partners limited partnership) will accelerate and vest 100% on the date of the change in control. For other executive officers, all outstanding options, performance grants, restricted stock awards and his/her partnership interest in Adobe Incentive Partners limited partnership, if any, will accelerate and vest 100% on the date of his/her Involuntary Termination during the Covered Period. Also, the exercise period of all such options will be extended to twelve months from termination. A change in control will not alter the payout provisions of the Performance Plan.

    In addition, the executive officer will receive continued medical, dental, vision and life insurance coverage for himself or herself and dependents for a period of years equal to the Severance Multiple.

    Pursuant to the terms of his Resignation Agreement, upon his termination from the Company on January 15, 1998, Mr. Pratt, the Company's Executive Vice President and Chief Operating Officer until November 30, 1997, received a lump sum cash severance payment of $1,496,000, representing (i) two and nine-twelfths multiplied by (ii) the sum of his annual salary and target bonus in effect upon his termination. Also pursuant to his Resignation Agreement, on December 24, 1997, Mr. Pratt received pro rata cash payment of his Performance Plan shares for the performance periods of fiscal years 1996-1998 ($199,187) and 1997-1999 ($287,401). These amounts are included in the column "All Other Compensation" in the Summary Compensation Table at page 8, above. Upon his termination, Mr. Pratt's stock options accelerated and vested 100%, and are exercisable in full in accordance with the terms of his stock option agreements. Thirty percent (30%) of Mr. Pratt's severance payment is subject to forfeiture should he breach certain terms of his Resignation Agreement before July 16, 1998. The Company can deduct the forfeited amount from the future proceeds Mr. Pratt may be entitled to receive pursuant to his partnership units in the Adobe Incentive Partners limited partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "34 Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company does prepare
Section 16(a) forms on behalf of its officers and directors based on the information provided by them.

    Based solely on review of this information, including written representations from its officers and directors that no other reports were required, the Company believes that, during the 1997 fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one gift transaction report was inadvertently filed late by Charles Geschke.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

    The Executive Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside, non-management directors. No member of the Committee is a former or current officer of the Company. The Committee is responsible for setting and administering the policies governing annual compensation of executive officers, including cash compensation and stock ownership programs.

COMPENSATION POLICIES

    The Company operates in the competitive and rapidly changing high technology business environment. The goals of the Company's executive compensation program are to motivate executives to achieve the Company's business objectives in this environment and reward them for their achievement, foster teamwork, and attract and retain executive officers who contribute to the long-term success of the Company. During fiscal 1997, the Committee utilized salary, bonus, stock options and performance shares to meet these goals. In addition, as part of its venture investing program, the Company established an internal limited partnership ("Adobe Incentive Partners") which enables certain executives of the Company to participate in cash or stock distributions from venture investments.

    Guiding principles are to provide compensation levels which are comparable to those offered by other leading high technology companies, and align the interests of officers with the long-term interests of stockholders through stock compensation. For example, in fiscal 1997 stock compensation included performance shares granted under the Performance Plan which cover a three-year performance period and measure growth in revenue and operating margin. Another principle is that a substantial portion of each executive's compensation be in the form of an incentive bonus contingent upon the Company's revenue and operating profit levels for the relevant fiscal year. For example, in 1997 each of the Named Executive Officers' target bonus percentage equaled or exceeded 50% of salary, payable semi-annually. However, the Committee retains the authority to alter the bonus amounts because qualitative factors and long-term results need to be evaluated as well as the short-term operating results. In 1997, the Committee considered factors such as market share increases, new product development and return on equity.

    The Committee has considered the potential impact of Section 162(m) of the Code adopted under the Federal Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Named Executive Officers, unless compensation is performance-based. Any options granted under the 1994 Stock Option Plan or performance units or shares granted under the Performance Plan will meet the requirement of being performance-based. For the CEO and President, their targeted cash compensation in fiscal 1998 will just exceed the $1 million threshold. Although there will be a reduction in the tax deduction available to the Company if the targeted compensation is achieved, the Committee believes it is small. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

COMPENSATION COMPONENTS

    ANNUAL COMPENSATION. The salary portion of executive compensation, including that of the Chief Executive Officer, is determined annually by reference to the Radford Associates Management survey of high technology companies (the "Radford Survey"). The companies included in the Radford Survey are not necessarily those included in the indices used in the Performance Graph at page 19, below. The executive officers are matched to each position by comparing their responsibilities to the survey description most accurately representing their position with the Company by content, organizational level and revenue. Given the officer's level of responsibility and the past performance of the Company, the Committee targets a median or slightly higher percentile competitive position as stated by the survey in determining salary for each executive officer. As the executives mature in their respective positions for the size of the Company, the Committee expects to target a high percentile competitive position for salary compensation. The annual total cash compensation (salary plus incentive bonus) for each executive is targeted at a very high percentile competitive position as stated by the survey.

    A substantial portion of the annual compensation of each executive officer is in the form of an incentive bonus, which becomes a greater portion of an officer's potential total compensation as the executive's level of responsibility increases. The bonus is computed as a percentage of base salary and is established annually at the beginning of the fiscal year. In fiscal 1997, the target level of bonus equaled or exceeded 50% of salary for each of the Named Executive Officers. The actual amount of each bonus was determined by reference to the management incentive bonus program, which contains targets specifically tied to revenue and operating profit levels on a semi-annual basis. Of the target incentive bonus, a significant portion is based upon the Company's and the individual's relevant division/geography/function's performance. The remainder is based upon attainment of the individual's objectives. If the Company's performance exceeds the targets on a semi-annual basis, then an additional bonus up to fifty percent of the annual target bonus is included in the program. The Committee has the authority to alter the incentive payout based on other factors related to Company performance, such as market share increases, new product development and return on equity. The Committee did not assign weights to each of these factors but considered overall profitability and operating results as measured against the annual budget as updated more important than the other performance measures listed. In 1997, the Committee awarded incentive bonuses on a semi-annual basis and, except for two specific functional executives, did not alter the incentive payout from what the plan provided. The Company's performance exceeded the targets in the first half of fiscal 1997, so an additional bonus was paid; however, in the second half, the Company's performance did not exceed the targets, and, therefore, none of the Named Executive Officers received full payment of the target bonuses.

    Executive officers also participated with all Company employees in the Company's corporate profit sharing plan, under which a bonus of up to ten percent of each employee's base salary, payable quarterly, is awarded depending upon the Company's overall performance based on revenue, expenses and earnings. In addition, if the Company's performance exceeds the targets on an annual basis, then an additional bonus up to two percent of the base salary is paid in the form of a Company contribution into the employee's 401(k) account. However, should the Company fail to pay the full ten percent cash bonus in any quarter, and, if the Company's performance meets or exceeds the targets on an annual basis, the Company has the option to contribute to the employee's 401(k) account an additional amount calculated based on the difference between the quarterly cash bonus maximum and the quarterly cash bonus actually paid. Based on the Company's level of revenue and operating profit versus budget for each quarter of fiscal 1997, the profit sharing bonus was paid in the following percentages for the relevant quarter: first quarter, 100%; second quarter, 100%; third quarter, 100%; and fourth quarter, 91%. In addition, since the Company's annual performance exceeded the targets, an additional bonus of 1.4% of base salary was contributed to the employee's 401(k) account.

    LONG-TERM COMPENSATION. The Committee utilized stock options, performance shares, and for those executives deemed critical to its venture investing activities, limited partnership units in Adobe Incentive Partners, to motivate and retain executive officers for the long-term. The Committee believes that these forms of compensation closely align the officers' interests with those of stockholders and provide a major incentive to officers in building stockholder value. In addition, the Committee believes that the performance share awards further its objective of forging a closer link between the executives' compensation and the Company's longer-term financial performance since the awards are based upon a three-year performance cycle.

    Options are granted annually and are subject to vesting provisions to encourage officers to remain employed with the Company. Each executive officer receives stock options based upon that officer's relative position, responsibilities and performance by the individual over the previous fiscal year and the officers' anticipated performance and responsibilities. Additionally, the Committee considers the net present value of the grant compared to typical grants at companies comparable in size and technology-based industry to the Company. The Committee also reviews the prior level of grants to the officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers. The size of the option grants is not related to Company performance. The Committee also utilizes data compiled by iQuantic, Inc. (an independent compensation consulting firm) on stock options granted in comparable companies in the technology-based industry and comparable companies from a revenue perspective. The companies included in the iQuantic data are not necessarily those included in the indices used in the Performance Graph at page 19, below. These stock options are granted at the market price on the date of grant and will provide value to the officers only when the price of the Company's Common Stock increases over the exercise price.

    The Committee granted performance shares pursuant to the Restated Performance Plan to executive officers at the beginning of fiscal 1997 covering a three-year performance period. The performance shares will be payable in stock of the Company or cash at the end of the three-year performance cycle, but only if the Company achieves targeted levels of revenue growth and operating margin. In addition, the target number of shares that will be payable is modified depending upon the Company's return on equity performance relative to the H&Q Technology Index for the three-year performance period.

    As part of its venture investing program, the Board of Directors established Adobe Incentive Partners to provide long-term compensation to those executive officers of the Company who are involved in the Company's venture investing activities and whose participation is deemed critical to the success of the program. The limited partnership investments are restricted to venture investments in companies that are private at the time of the establishment of Adobe Incentive Partners, or when the investment is made, whichever is later. Distributions to the partners are made when an investment is marketable or sold for cash. The Company is both the general partner and a limited partner. The Company's senior partnership interest includes both a liquidation preference and a preference in recovery of the cost basis of each specific investment. The executives' junior (Class B) partnership interests qualify for partnership distributions only after: (a) the Company has fully recovered the cost basis of the specific investment; and (b) the executive has met the vesting requirement. Vesting is over a three-year period: 2.08% per month for the first 24 months and 4.17% per month for the remaining 12 months. The total amount allocated to the junior partnership interests is 20% of the venture investments included in Adobe Incentive Partners. As the Company makes venture investments, the executives are deemed to receive compensation in proportion to their interests. In 1997, no distributions were made by Adobe Incentive Partners.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee established the Chief Executive Officer's salary and target bonus levels at the beginning of fiscal 1997. Consistent with the analysis described above, the Committee increased Dr. Warnock's base salary and maintained his target bonus percentage. For the first half, the Committee approved 119% payment of Dr. Warnock's target bonus; for the second half, 93% of target was paid.

    For Dr. Warnock's long-term compensation, the Committee granted stock options under the 1994 Stock Option Plan for 94,200 shares of Common Stock in consideration of his individual performance in 1997 and expected performance in 1998. These options were not related to Company performance in 1997. Based on Dr. Warnock's senior position, a net present value analysis for grants that are typical at that level of responsibility for the size of company and technology-based industry, and the number of shares which continue to be subject to vesting under outstanding options, the Committee determined that a grant of 94,200 shares subject to options was appropriate. In keeping with the Company's standard practice regarding patents issued to its employees for inventions assigned to the Company, on June 4, 1997 Dr. Warnock was also granted an option for 150 shares in connection with a patent issued to him by the U.S. Patent and Trademark Office.

    In addition, the Committee granted Dr. Warnock 24,000 performance shares covering a three-year performance period beginning in fiscal 1997. The performance shares will be payable in stock or cash of the Company, at the Committee's discretion, at the end of the three-year performance cycle, but only if the Company achieves targeted levels of revenue growth and operating margin. In addition, the target number of shares that will be payable will be modified depending upon the Company's return on equity performance relative to the H&Q Technology Index for the three-year performance period. The number of performance shares awarded was determined by the Committee based on Dr. Warnock's senior position and a hypothetical return based on the closing market price for the Company's Common Stock on the date of grant.

    The Committee also granted Dr. Warnock a 5% Class B limited partner interest in Adobe Incentive Partners. Based upon Dr. Warnock's responsibilities for overseeing the Company's venture investment program and his senior position, the Committee determined that such an interest was appropriate.

EXECUTIVE COMPENSATION COMMITTEE
Gene P. Carter
William R. Hambrecht
Robert Sedgewick
Delbert W. Yocam

                             DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive annual retainers of $17,500, meeting fees of $1,000 for each Board of Directors and committee meeting attended (other than telephonic meetings), and reimbursement for reasonable travel expenses. In addition, each person who is a non-employee director is automatically granted on the date following the annual meeting of stockholders of the Company an option to purchase 10,000 shares of the Company's Common Stock under the Company's 1996 Outside Directors Stock Plan ("Outside Directors Plan") at a price per share equal to the closing price of the Company's Common Stock on that date. New non-employee directors joining the Board receive an option to purchase 15,000 shares of the Company's Common Stock under the Outside Directors Plan. However, the Outside Directors Plan also provides that, pursuant to Rule 16b-3 of the 34 Act, the Board may exercise its discretion with respect to the number of shares to be granted under any initial option or under the annual option.

    Each option has a term of ten years and a vesting schedule of (i) 25% at the end of twelve months from the date of grant; (ii) 25% at the end of twenty-four months from the date of grant; and (iii) the remaining 50% at the end of thirty-six months from the date of grant. The options are immediately exercisable subject to the Company's repurchase at cost of the unvested portion of such stock. Options cease to be exercisable 30 days after termination of director status, unless such an exercise would subject the resigning director to a forfeiture of profits under Section 16(b) of the 34 Act. In such an event, the timeframe for exercising vested options would be extended until the earlier of
(i) the 10th day following the date on which the resigning director would no longer be subject to a forfeiture of profits under Section 16(b), or (ii) the 190th day after termination of services as director. In the event of a change of control, any unexercisable portion of an option shall be fully exercisable prior to the transaction resulting in a change of control. The option will terminate to the extent it is not exercised effective as of the date of such a transaction.

                               PERFORMANCE GRAPH

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

    In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the Standard & Poor's ("S&P") 500 Index for the broad equity index and the H&Q Technology Index as an industry standard for the five fiscal-year period commencing November 29, 1992 and ending November 28, 1997. The stock price information shown on the graph below is not necessarily indicative of future price performance.

    Although including a stock performance graph in this proxy statement may suggest that executive compensation should be based on stock performance alone, the Executive Compensation Committee considers many factors in determining compensation. These factors include the Company's operating results, overall profitability, new product development, increases in market share and growth in stockholders' equity. See "Report of the Executive Compensation Committee."

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            ADOBE SYSTEMS   H & Q TECHNOLOGY INDEX    S & P 500
1992               $100.00                  $100.00      $100.00
1993               $142.82                  $120.18      $110.10
1994               $198.93                  $143.83      $111.25
1995               $415.49                  $233.37      $152.39
1996               $281.85                  $246.80      $194.85
1997               $337.07                  $261.76      $250.41

------------------------

* Assumes $100 invested on November 29, 1992 in the Company's Common Stock, the S&P 500 Index and the H&Q Technology Index, with reinvestment of dividends.

    For each reported year, the Company's reported dates are the last trading dates of its fiscal year ending on the Friday closest to November 30th, and the S&P 500 Index and H&Q Technology Index dates are the last trading date in November.

                                  PROPOSAL TWO
                            APPROVAL OF THE AMENDED
                   1994 PERFORMANCE AND RESTRICTED STOCK PLAN

    The Board of Directors and the stockholders of the Company approved the adoption of the 1989 Restricted Stock Plan (the "Initial Plan") in February and March 1989, respectively. In June 1994, subject to stockholder approval, the Board of Directors amended and restated the Initial Plan in its entirety as the 1994 Performance and Restricted Stock Plan (the "Restated Performance Plan"), which was approved by the stockholders in August 1994. The Board of Directors amended the Restated Performance Plan as the Amended 1994 Performance and Restricted Stock Plan (the "Performance Plan"), subject to stockholder approval, in December 1997 and February 1998.

    Prior to the amendments, an aggregate of 1.5 million shares of the Company's Common Stock was reserved for issuance under the Performance Plan. In addition, the performance-based awards under the Performance Plan are intended to conform to the exemption for performance-based compensation under Section 162(m) of the Code ("Section 162(m)"), which otherwise imposes a limit on the deductibility for federal income tax purposes of compensation paid to certain officers. The Board believes that the availability of an adequate number of shares in the share reserve of the Performance Plan, along with an adequate maximum annual payout limit, is an important factor in attracting, retaining and motivating qualified employees essential to the success of the Company.

    ON DECEMBER 17, 1997, SUBJECT TO STOCKHOLDER APPROVAL, THE BOARD OF DIRECTORS AMENDED THE PERFORMANCE PLAN TO INCREASE THE SHARE RESERVE BY 500,000 SHARES TO A TOTAL OF 2 MILLION SHARES IN CONTEMPLATION OF USING THESE SHARES TO ISSUE PERFORMANCE SHARES AND/OR RESTRICTED SHARES OVER A TWO-YEAR PERIOD. IN LIGHT OF HISTORICAL USAGE AND EXPECTED FUTURE ISSUANCE, THE COMPANY EXPECTS THAT THE 500,000 SHARE INCREASE WILL BE ADEQUATE TO MEET THESE FORESEEABLE REQUIREMENTS. THE BOARD BELIEVES THAT THE POTENTIAL DILUTIVE EFFECT OF THE SALE OF ADDITIONAL SHARES UNDER THE PERFORMANCE PLAN WILL BE OFFSET BY THE STOCK REPURCHASE PROGRAM CURRENTLY IN EFFECT.

    FURTHERMORE, ON FEBRUARY 18, 1998, ALSO SUBJECT TO STOCKHOLDER APPROVAL, THE BOARD OF DIRECTORS DETERMINED THAT IT WAS IN THE COMPANY'S BEST INTEREST TO INCREASE THE PERFORMANCE PLAN'S PER-PARTICIPANT ANNUAL LIMIT ON PERFORMANCE AWARDS DENOMINATED IN SHARES FROM 50,000 TO 200,000 AND ITS PER-PARTICIPANT ANNUAL LIMIT ON PERFORMANCE AWARDS DENOMINATED IN DOLLARS FROM $2,500,000 TO $10,000,000. WHILE THE BOARD OF DIRECTORS DOES NOT EXPECT TARGET AWARDS UNDER THE PERFORMANCE PLAN TO APPROACH THESE LIMITS, IT IS POSSIBLE THAT MAXIMUM PAYOUTS TO PARTICIPANTS, WHICH WOULD BE MADE ONLY IF THE COMPANY SIGNIFICANTLY EXCEEDS ITS TARGET CRITERIA, INCLUDING THE PERFORMANCE OF THE COMPANY'S STOCK COMPARED TO A STOCK INDEX SUCH AS THE H&Q TECHNOLOGY INDEX, COULD APPROACH THESE INCREASED LIMITS IN FUTURE YEARS. TARGET AWARDS IN FISCAL 1997 DID NOT EXCEED 24,000 PERFORMANCE SHARES FOR ANY ONE PARTICIPANT.

    The Company intends to register the 500,000 share increase on Form S-8 under the Securities Act of 1933 as soon as is practicable after receiving stockholder approval.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SUMMARY OF PLAN TERMS

    The following summary of the Performance Plan is qualified in its entirety by the specific language of the Plan, a copy of which will be available to any stockholder upon written request.

    ADMINISTRATION. The Performance Plan is administered by the Executive Compensation Committee for issuance of stock or performance shares or units to the Company's executive officers, and by the Employee Grant Committee for issuance of stock or performance shares or units to non-executive employees of the Company (hereinafter referred to either singly or together as the "Committee"). With respect to the participation of individuals who are subject to Section 16 of the 34 Act, the Performance Plan must be administered by a Committee consisting of at least two directors each of whom is both a

"non-employee director" within the meaning of Rule 16b-3 under the 34 Act and an "outside director" for purposes of Section 162(m). The Committee has the authority to select persons to receive awards from among the eligible employees, determine the types and sizes of awards, and set the terms and conditions of each award consistent with the terms of the Performance Plan. In addition, the Performance Plan authorizes the Committee to amend any award, waive any restrictions or conditions on an award, accelerate the vesting of any award, and determine whether an award will be paid in cash or in shares of the Company's Common Stock. The Committee may establish rules and policies for administration of the Performance Plan and adopt one or more forms of agreement to evidence awards made under the Performance Plan. The Committee interprets the Performance Plan and any agreement used under the Performance Plan, and all determinations of the Committee will be final and binding on all persons having an interest in the Performance Plan or any award granted under the Performance Plan.

    ELIGIBILITY. All key employees of the Company are eligible to participate in the Performance Plan. As of January 31, 1998, the Company had a total of 2,776 employees, including 12 executive officers, from among whom the Committee could select key employees for participation.

    SHARES SUBJECT TO PLAN. Subject to adjustment as described below, a maximum of 2,000,000 shares of Common Stock may be issued under the Performance Plan. As of January 31, 1998, a total of 1,227,430 shares had been earned as performance shares, granted as restricted stock or awarded (but not yet earned) as target performance shares under the Performance Plan. The closing price of the Company's Common Stock, as reported on the Nasdaq National Market on February 17, 1998, was $43.3125 per share. If an award expires or is cancelled, terminated or paid in cash, or if shares subject to an award are forfeited, the shares subject to such award or such forfeited shares are returned to the Performance Plan and become available for future awards. In the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Performance Plan and to any outstanding awards denominated in shares of stock.

    PERFORMANCE AWARDS. The Committee may grant performance awards under which participants may receive shares of Common Stock without monetary payment therefor, cash, or a combination of both if and to the extent that performance goals established by the Committee are met during a performance period. The performance goals are based on one or more performance factors, which are limited to the Company's revenue growth, operating margin, total return on shares of Common Stock relative to the Hambrecht & Quist Technology Index or other appropriate index selected by the Committee, earnings per share, return on stockholder equity, return on assets and cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization. Performance factors are measured on a consolidated, divisional or other business unit basis, as determined by the Committee, before the effect of accounting changes, restructuring and similar extraordinary items, determined according to criteria established by the Committee. Performance periods are periods of three consecutive fiscal years of the Company, at the end of which the degree of attainment of performance goals is measured. Performance periods for different performance awards, including awards made to the same participant, need not be consecutive. However, no participant may be granted more than one performance award for the same performance period.

    Performance awards may be granted by the Committee in the form of performance-based restricted stock, performance shares or performance units. A participant awarded performance-based restricted stock receives shares of Common Stock subject to forfeiture to the extent that the applicable performance goals are not met, while a participant awarded performance shares or performance units is credited with bookkeeping units denominated in shares of Common Stock or dollar amounts, respectively, for which payment will be made following the end of the performance period to the extent that the applicable performance goals are met. The Committee specifies in a written agreement evidencing each performance award the number of shares of Common Stock or the dollar amount that may be earned by the participant at the end of the performance period at each level of attainment of the performance goals. However, subject to adjustment for changes in the Company's capital structure, no performance award denominated in shares may permit a participant to earn more than 200,000 shares of Common Stock with respect to any performance period, and no award denominated in dollars may permit a participant to earn more than $10,000,000 with respect to any performance period.

    Following completion of the performance period, the Committee will certify in writing the degree of attainment of the performance goals to which a performance award is subject and the number of shares of Common Stock or the dollar amount earned by the participant. The Committee may reduce or eliminate the payment of an award but will have no discretion to increase the payment of an award in excess of the number of shares or dollar amount specified by the participant's award agreement. Performance shares or units may be paid in shares of Common Stock, cash or in any combination thereof at the discretion of the Committee. Payment of performance shares in cash or payment of performance units in stock is based on the fair market value of Common Stock on the date of payment. Generally, except in the event of death, disability or retirement, a participant who ceases to be an employee of the Company for any reason prior to the end of the performance period will forfeit all rights under a performance award. A participant who dies, becomes disabled or retires before the end of the performance period will receive following the end of the performance period the amount that would otherwise have been earned, prorated for the portion of the performance period during which the participant was employed.

    RESTRICTED STOCK. The Committee may also issue shares of Common Stock without monetary payment therefor under a written restricted stock grant agreement. The agreement will provide for the forfeiture of shares in the event the participant's employment with the Company is terminated for any reason prior to the end of one or more vesting periods. Typically, shares of restricted stock become vested and nonforfeitable in annual and/or monthly installments over a number of years. However, the Committee has the discretion to waive vesting requirements in full or in part. A participant may not transfer shares of restricted stock until they have become vested.

    RIGHTS AS A STOCKHOLDER. A participant will have no rights as a stockholder with respect to an award of performance shares or performance units under the Performance Plan until shares of Common Stock are issued to the participant. Participants awarded performance-based restricted stock or restricted stock may vote such shares and will be entitled to dividends paid with respect to such shares. However, the Committee may provide that such dividends will be accumulated and paid only to the extent that the shares become nonforfeitable. In the discretion of the Committee, participants awarded performance shares may be paid dividend equivalents, which may be accumulated and paid following the end of the performance period to the extent that shares are earned.

    CHANGE OF CONTROL. In the event of a change of control of the Company, in order to preserve participants' rights under awards granted under the Performance Plan: (i) outstanding performance awards, based on the target amount that may be earned under the award agreement, will be paid pro rata to the portion of the performance period elapsed prior to the occurrence of the change of control, and (ii) restricted stock will become nonforfeitable. A change of control will occur in the event of (i) the direct or indirect sale or exchange of all or substantially all of the Company's stock in which the stockholders of the Company do not retain at least a majority of the voting stock of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or in which the stockholders do not retain at least a majority of the voting stock of the Company, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than to one or more subsidiary corporations of the Company), or (iv) a liquidation or dissolution of the Company.

    TERMINATION OR AMENDMENT. Unless earlier terminated by the Committee or the Board, the Performance Plan will continue until all of the shares subject to the Performance Plan have been issued and all restrictions on shares awarded under the Performance Plan have lapsed. The Committee or the Board may terminate or amend the Performance Plan or any award thereunder at any time. However, no such termination or amendment may adversely affect any outstanding award without the participant's consent, unless necessary to comply with any law or governmental regulation.

    NEW PLAN BENEFITS. During the fiscal year ended November 28, 1997, the executive officer group was awarded an aggregate of 136,500 target performance shares (88,000 of which were awarded to the Named Executive Officers) under the Restated Performance Plan and non-executive officers were awarded an aggregate of 20,000 target performance shares during the same period. Performance shares were awarded to Named Executive Officers as follows: Dr. Warnock, 24,000 target shares; Dr. Geschke, 24,000 target shares; Mr. Bell, 20,000 target shares; and Mr. Pratt, 20,000 target shares. (See the "Long-Term Incentive Plan--Awards in Last Fiscal Year" table on page 13 above for maximum and minimum award payout information.) Additionally, during fiscal 1997, Mr. Bott was issued 10,000 shares of restricted stock under the Restated Performance Plan, which vested 100% on January 2, 1998; non-executive officers were issued an aggregate of 119,550 shares of restricted stock during the same period.

    Performance awards under the Performance Plan are made at the discretion of the Committee. Accordingly, future grants under the Performance Plan are not yet determinable. As of February 16, 1998, no performance awards had been made to any employee conditioned on stockholder approval of an increase in the share reserve under the Performance Plan. Non-employee directors of the Company are not eligible to participate in the Performance Plan, and therefore were not issued any shares under the Performance Plan.

                                 PROPOSAL THREE
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG") as the independent public accountants for the Company for fiscal 1998, and recommends that the stockholders vote for ratification of such appointment. Stockholder ratification of the selection of KPMG as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG for stockholder ratification as a matter of good corporate practice. KPMG has audited the Company's financial statements since 1983. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 OTHER BUSINESS

    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

    Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than November 4, 1998 in order to be included in the proxy statement and proxy relating to that annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

By Order of the Board of Directors

/s/ COLLEEN M. POULIOT

Colleen M. Pouliot
SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY

San Jose, California
March 4, 1998

                                                                         ANNEX A


                           ADOBE SYSTEMS INCORPORATED

               AMENDED 1994 PERFORMANCE AND RESTRICTED STOCK PLAN

    1.  ESTABLISHMENT AND PURPOSE.

        (a) ESTABLISHMENT. The Adobe Systems Incorporated 1989 Restricted Stock Plan was initially adopted on February 9, 1989 (the "INITIAL PLAN"). The Initial Plan was amended and restated in its entirety as the "1994 Performance and Restricted Stock Plan" (the "PLAN") effective as of August 31, 1994, the date it was approved by the stockholders of the Company. This amendment is effective as of the date it is approved by the stockholders of the Company.

        (b) PURPOSE. The purpose of the Plan is to attract, retain and reward key employees of Adobe Systems Incorporated and any successor corporation thereto (collectively referred to as the "COMPANY"), and any present or future parent and/or subsidiary corporations of the Company (all of whom along with the Company being individually referred to as a "PARTICIPATING COMPANY" and collectively referred to as the "PARTICIPATING COMPANY GROUP"), and to motivate such persons to contribute to the financial success and progress of the Participating Company Group. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "CODE").

    2.  ADMINISTRATION.

        (a) ADMINISTRATION BY COMMITTEE. The Plan shall be administered by one or more duly appointed committees (individually, a "COMMITTEE") of the Board of Directors of the Company (the "BOARD"); provided, however, that with respect to the participation of individuals who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or who are divisional officers of the Participating Company Group, the Plan shall be administered by a Committee consisting of not less than two directors each of whom is both (i) a "Non-Employee Director " within the meaning of Rule 16b-3 under the Exchange Act or any successor rule ("RULE 16b-3") and (ii) an "outside director" for purposes of Section 162(m) of the Code and the regulations promulgated thereunder. The Committee shall have all of the powers vested in it by the terms of the Plan, subject to the limitations described herein, including the full and final authority in its sole discretion to:

               (i) select the eligible persons to whom (a "PARTICIPANT"), and the time at which, awards shall be granted under the Plan;

              (ii) determine type of award granted and the number of shares of stock, units or other consideration subject to awards (which need not be identical);

             (iii) determine the terms and conditions of each award granted, including, without limitation, the terms of vesting, if any, the effect of a Participant's termination of employment with the Participating Company Group, the method for satisfaction of any tax withholding obligation arising in connection with any award, and all other terms and conditions of the award not inconsistent with the terms of the Plan;

              (iv) determine the performance goals and other conditions, if any, for the settlement of any award and whether such goals and conditions have been satisfied;

               (v) determine whether an award shall be paid in cash, in shares of stock or in any combination thereof;

              (vi) determine whether payment of an award should be reduced or eliminated;

             (vii) modify or amend any award, or waive any restrictions or conditions applicable to any award;

            (viii) accelerate, continue, extend or defer the payment or vesting of any award, including with respect to the period following a Participant's termination of employment with the Participating Company Group;

              (ix) determine the fair market value of the common stock of the Company;

               (x) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an award;

              (xi) prescribe, amend or rescind rules, regulations and policies relating to the Plan;

             (xii) approve one or more forms of agreement for use under the Plan;

            (xiii) construe and interpret the Plan and any agreement used under the Plan and define the terms employed herein and therein;

             (xiv) make all other determinations and take such other action with respect to the Plan and any award granted hereunder as the Committee may deem advisable, to the extent permitted by applicable law.

    All decisions, determinations and interpretations of the Committee shall be final and binding upon all persons having an interest in the Plan or any award granted under the Plan.

        (b) AUTHORITY OF OFFICERS. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

    3. ELIGIBILITY. Key employees of the Participating Company Group are eligible to participate in the Plan. The Committee shall, in the Committee's sole discretion, determine which individuals shall be granted awards under the Plan.

    4. SHARES SUBJECT TO PLAN. Shares issued pursuant to the Plan shall be authorized but unissued shares of the common stock of the Company (the "STOCK"). Subject to adjustment as provided in Section 5, the maximum number of shares of Stock that may be issued under the Plan is 2,000,000. In the event that any award granted under the Plan denominated in shares for any reason expires or is canceled, terminated or paid in cash, or shares of Stock subject to forfeiture are forfeited to the Company, the shares allocable to such award or such forfeited shares shall again be available for issuance under the Plan. Notwithstanding the foregoing, any such shares shall be made subject to a new award only if the grant of such new award and the issuance of such shares pursuant to such new award would not cause the Plan or any award granted under the Plan to contravene Rule 16b-3.

    5. ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. Appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan, in the maximum number of shares set forth in Section 7(d), and to any awards outstanding under the Plan, other than Performance Units (as defined below), in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or like change in the capital structure of the Company. In the event a majority of the shares which are of the same class as the shares that are subject to outstanding awards under the Plan are exchanged for, converted into, or otherwise become shares of another corporation (the "NEW SHARES"), the Company may unilaterally amend outstanding awards to provide that such awards may be settled in New Shares. In the event of any such amendment, the number of shares shall be adjusted in a fair and equitable manner. Any and all new, substituted or additional shares or Performance Shares (as defined below) received by a Participant pursuant to this Section 5 will be subject to the applicable restrictions set forth in the agreement evidencing an award as if such shares or Performance Shares were part of the original award.

    6. TERM OF PLAN. The Plan shall continue in effect until terminated by the Board or Committee or until all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing such awards have lapsed.

    7.  PERFORMANCE AWARDS.

        (a) TYPES OF PERFORMANCE AWARDS. The Committee may from time to time grant awards under this Section 7 ("PERFORMANCE AWARDS") which are Performance-Based Restricted Stock, Performance Shares, or Performance Units. Performance Awards shall be evidenced by written agreements, in such form as the Committee shall from time to time establish, specifying the number of shares of Stock or the dollar amount covered thereby, the performance goals established by the Committee, the period in which such goals are to be met and the other terms, conditions and restrictions of the award, and which agreements may incorporate all or any of the terms of the Plan by reference. The Committee shall not require a Participant to make any monetary payment (other than applicable tax withholding) as a condition of receiving a Performance Award.

               (i) "PERFORMANCE-BASED RESTRICTED STOCK" shall mean shares of Stock awarded to a Participant which, in accordance with rules established by the Committee prior to the grant of such award, are subject to forfeiture in full or in part or with respect to which additional shares of Stock may be granted on the basis of the degree of attainment of Performance Goals (as defined below) within a Performance Period (as defined below). Shares of Performance-Based Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including by book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Performance-Based Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award. The Committee may require that such certificates be held in the custody of the Company or other escrow agent until the restrictions thereon lapse.

              (ii) "PERFORMANCE SHARES" shall mean bookkeeping units, denominated in shares of Stock, awarded to a Participant which, in accordance with rules established by the Committee prior to the grant of such award, are subject to forfeiture in full or in part or with respect to which additional shares of Stock may be granted on the basis of the degree of attainment of Performance Goals (as defined below) within a Performance Period (as defined below).

             (iii) "PERFORMANCE UNITS" shall mean bookkeeping units, denominated in dollar amounts, awarded to a Participant which, in accordance with rules established by the Committee prior to the grant of such award, are subject to forfeiture in full or in part or with respect to which additional such units may be granted on the basis of the degree of attainment of Performance Goals (as defined below) within a Performance Period (as defined below).

        (b) PERFORMANCE GOALS AND PERFORMANCE PERIOD. Prior to the grant of a Performance Award, the Committee shall establish with respect to one or more of the Performance Factors set forth below the target levels of attainment of such Performance Factors (collectively, "PERFORMANCE GOALS") which, when measured at the end of the Performance Period (as defined below), shall determine the number of shares of Stock, if any, which shall become nonforfeitable and/or issuable with respect to such Performance Award or the dollar amount, if any, payable with respect to such Performance Award. The agreement evidencing a Performance Award shall set forth the applicable Performance Goals and the number of shares of Stock or dollar amount, as the case may be, which may be earned by the Participant upon the attainment of the Performance Goals at the end of the Performance Period.

               (i) "PERFORMANCE FACTORS" shall mean, with respect to the Company and each parent and subsidiary corporation consolidated therewith for financial reporting purposes or such division or other business unit thereof as may be selected by the Committee:

                     (A) growth in revenue,

                     (B) operating margin,

                     (C) total return on shares of Stock relative to the increase in the Hambrecht & Quist Technology Index or such other appropriate index as may be selected by the Committee,

                     (D) earnings per share,

                     (E) return on stockholder equity,

                     (F) return on assets, and

                     (G) cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization.

For purposes of the Plan, Performance Factors shall be measured before the effect of accounting changes, restructuring charges and similar extraordinary items, determined according to criteria established by the Committee.

              (ii) "PERFORMANCE PERIOD" shall mean a period of three (3) consecutive fiscal years of the Company, at the end of which the degree of attainment of the Performance Goals is measured. Performance Periods for different Performance Awards, including Performance Awards made to the same Participant, need not be consecutive.

        (c) SETTLEMENT OF PERFORMANCE AWARDS. As soon as practicable following the completion of the Performance Period, the Committee shall certify in writing the degree of attainment of the Performance Goals and the number of shares of Stock, if any, which shall be nonforfeitable and/or issued, or the dollar amount, if any, earned upon settlement of a Performance Award in accordance with the terms of such award. The Committee, in its sole discretion, may elect to pay earned Performance Shares or Performance Units in shares of Stock, cash or any combination thereof. Payment of Performance Shares in cash or payment of Performance Units in shares of Stock shall be based on the fair market value of a share of Stock on the date of payment. The Company shall promptly notify the Participant of the determination of the Committee and deliver to the Participant the appropriate cash payment and/or shares of Stock, free of the restrictions imposed by this Section 7, subject to satisfaction of the Company's tax withholding obligations, if any, as provided in Section 12. The Committee shall have no discretion to increase the number of shares of Stock nonforfeitable and/or issuable or the dollar amount payable upon settlement of a Performance Award in excess of the amount called for by the terms of such award with respect to the degree of attainment of the Performance Goals certified by the Committee.

        (d)  MAXIMUM PERFORMANCE AWARD.  Subject to adjustment as provided in
Section 5, no Participant may be granted a Performance Award in the form of Performance-Based Restricted Stock or Performance Shares which could result in such Participant receiving more than 200,000 shares of Stock free of the restrictions imposed by this
Section 7 with respect to any Performance Period or a Performance Award in the form of Performance Units which could result in such Participant receiving more than $10,000,000 with respect to any Performance Period. No Participant may be granted more than one (1) Performance Award for the same Performance Period.

        (e) DISCRETION TO REDUCE PERFORMANCE AWARDS. Notwithstanding the attainment of any Performance Goal, the Committee shall have the discretion to reduce some or all of a Performance Award that would otherwise be paid.

    8. RESTRICTED STOCK. The Committee may from time to time grant shares of Stock under this Section 8 ("RESTRICTED STOCK"). Restricted Stock awards shall be evidenced by written agreements, in such form as the Committee shall from time to time establish, specifying the number of shares of Stock covered thereby and the terms, conditions and restrictions of the award, and which agreements may incorporate all or any of the terms of the Plan by reference. The number of shares of Restricted Stock which a Participant may receive under the Plan shall be determined by the Committee in its sole discretion. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including by book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award. The Committee may require that such certificates be held in the custody of the Company or other escrow agent until the restrictions thereon lapse. The Committee shall not require a Participant to make any monetary payment (other than applicable tax withholding) as a condition of receiving Restricted Stock.

    9. VOTING RIGHTS. A Participant issued shares of Stock pursuant to an award of Performance-Based Restricted Stock or Restricted Stock shall be entitled to vote such shares. A Participant awarded Performance Shares shall not be entitled to vote any shares of Stock represented by such Performance Shares until the date of issuance of shares of Stock upon settlement of such award.

    10.  DIVIDENDS AND OTHER DISTRIBUTIONS.  Except as provided in this
Section 10 or in Section 5, no Participant shall be entitled to dividends or other distributions (collectively, "DIVIDENDS") with respect to shares of Stock subject to an award under the Plan for which the record date is prior to the later of the date such shares are issued to the Participant or the date on which such shares become nonforfeitable under the terms of the agreement evidencing such award.

        (a) PERFORMANCE-BASED RESTRICTED STOCK AND RESTRICTED STOCK. With respect to shares of Stock issued pursuant to the award of Performance-Based Restricted Stock or Restricted Stock, the Committee may, in its sole discretion, provide either for the current payment of Dividends or the accumulation and payment of Dividends to the extent that such shares become nonforfeitable.

        (b) PERFORMANCE SHARES. With respect to Performance Shares, the Committee may, in its sole discretion, provide that dividend equivalents shall not be paid or provide either for the current payment of dividend equivalents or the accumulation and payment of dividend equivalents to the extent that the Performance shares become nonforfeitable.

        (c) PERFORMANCE UNITS. Dividend equivalents shall not be paid with respect to Performance Units.

    11.  CHANGE OF CONTROL.

        (a) DEFINITION. A "CHANGE OF CONTROL" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

               (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange;

              (ii) a merger or consolidation in which the Company is not the surviving corporation;

             (iii) a merger or consolidation in which the Company is the surviving corporation where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation;

              (iv) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one (1) or more subsidiary corporations of the Company); or

               (v) A liquidation or dissolution of the Company.

        (b) EFFECT ON PERFORMANCE AWARDS. Notwithstanding any other provision of the Plan to the contrary, each Participant granted a Performance Award for a Performance Period that will not be completed as of the date of a Change of Control shall be deemed to have earned and shall receive immediately prior to the Change of Control, free of the restrictions imposed by Section 7, award consideration as provided in Section 7(c) equal to the product of (i) the target amount that may be earned under the Performance Award in accordance with the terms of the agreement evidencing such award and
(ii) a fraction, the numerator of which is the number of full and partial months that have elapsed since the beginning of such Performance Period to the date on which the Change of Control occurs, and the denominator of which is the total number of months in such Performance Period.

        (c) EFFECT ON RESTRICTED STOCK. Notwithstanding any other provision of the Plan to the contrary, all forfeiture conditions and restrictions imposed under outstanding agreements evidencing Restricted Stock shall automatically lapse immediately prior to a Change of Control.

    12. TAX WITHHOLDING. The Company shall have the right to deduct from the payment of any award hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payment. Alternatively, in its sole discretion, the Company shall have the right to require the Participant, through payroll withholding or otherwise, to make adequate provision for any such tax withholding obligations of the Company arising in connection with such award. The Company shall have no obligation to deliver cash and/or shares of Stock in payment of an award unless the Company's tax withholding obligations have been satisfied.

    13. PROVISION OF INFORMATION. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company's common stockholders.

    14. NONTRANSFERABILITY OF AWARDS. Prior to the payment of, and lapse of all restrictions with respect to, an award under the Plan, no award or any rights or interests therein may be assigned or transferred in any manner except by will or by the laws of descent and distribution.

    15. TERMINATION OR AMENDMENT OF PLAN AND AWARDS. The Committee or the Board may terminate or amend the Plan or any award under the Plan at any time; provided, however, that no such termination or amendment may adversely affect any outstanding award without the consent of the Participant, unless such termination or amendment is necessary to comply with any applicable law or government regulation. An award shall be considered as outstanding as of the effective date of the grant of such award as determined by the Committee. Notwithstanding the foregoing, the approval of the Company's stockholders shall be sought for any amendment to the Plan or an award for which the Committee deems stockholder approval necessary in order to comply with Rule 16b-3.

    16.  CONTINUATION OF INITIAL PLAN AS TO OUTSTANDING AWARDS.
Notwithstanding any other provision of the Plan to the contrary, the terms of the Initial Plan shall remain in effect and apply to awards granted pursuant to the Initial Plan.

    IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Adobe Systems Incorporated Amended 1994 Performance and Restricted Stock Plan was duly adopted by the Board of Directors of the Company on the 18th day of February, 1998.


                                          /s/ COLLEEN M. POULIOT
                                          ---------------------------------

                       ADOBE SYSTEMS INCORPORATED
                Proxy for Annual Meeting of Stockholders

The undersigned hereby appoints John Warnock and Charles Geschke, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Adobe Systems Incorporated (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held in the Regent Room at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113 on Wednesday, April 8, 1998 at 1:30 p.m., local time, and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The shares represented hereby shall be voted as specified. IF NO
SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 4. Whether or not you are able to attend the meeting, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                (Continued and to be signed on reverse side)

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

A vote FOR the following proposals is recommended by the Board of Directors:

1. Election of the three (3) Class I directors proposed in the accompanying Proxy Statement to serve for a two-year term. (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

             FOR ALL __          AGAINST ALL __      FOR ALL EXCEPT __

         Charles M. Geschke   William R. Hambrecht   Delbert W. Yocam

2. Approval of the Amended 1994 Performance and Restricted Stock Plan, including an increase of 500,000 shares in the share reserve and increases in the per-participant annual limits from 50,000 shares to 200,000 shares and from $2,500,000 to $10,000,000.

                     FOR __      AGAINST __      ABSTAIN __

3. Ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending November 27, 1998.

                     FOR __      AGAINST __      ABSTAIN __

4. Transacting of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Signature(s):

________________________________

________________________________

Date ___________________________, 1998
    (be sure to date your Proxy)